                        AGREEMENT OF REORGANIZATION AND MERGER

                                       BETWEEN

                             FIRST MERCHANTS CORPORATION

                                         AND

                              JAY FINANCIAL CORPORATION



     THIS AGREEMENT OF REORGANIZATION AND MERGER (the "Agreement"), is entered this 20th day of August, 1998, by and between FIRST MERCHANTS CORPORATION ("First Merchants") and JAY FINANCIAL CORPORATION ("Jay Financial").

                                 W I T N E S S E T H:

     WHEREAS, First Merchants is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Muncie, Delaware County, Indiana;

     WHEREAS, Jay Financial is a corporation duly organized and existing under the laws of the State of Indiana and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, with its principal place of business in Portland, Jay County, Indiana;

     WHEREAS, The First National Bank of Portland (the "Bank") is a national bank duly organized and existing under the laws of the United States and a wholly-owned subsidiary of Jay Financial with its principal banking office in Portland, Jay County, Indiana;

     WHEREAS, it is the desire of First Merchants and Jay Financial to effect a transaction whereby the Bank will become a wholly-owned subsidiary of First Merchants through a statutory merger of Jay Financial with and into First Merchants; and

     WHEREAS, a majority of the entire Board of Directors of First Merchants and a majority of the entire Board of Directors of Jay Financial have approved this Agreement, designated it as a plan of reorganization within the provisions of
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and authorized its execution.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, and agreements herein contained and other good and valuable consideration, the receipt of which is


                                     Ex. 10(h)-1
hereby acknowledged, First Merchants and Jay Financial hereby make this Agreement and prescribe the terms and conditions of the merger of Jay Financial with and into First Merchants and the mode of carrying the transaction into effect as follows:

                                     SECTION 1

                                      THE MERGER

     1.01. MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 11 hereof), Jay Financial shall be merged into and under the Articles of Incorporation of First Merchants, which shall be the "Continuing Company" and which shall continue its corporate existence under the laws of the State of Indiana, pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law and particularly Indiana Code Chapter 23-1-40 (the "Merger").

     1.02. RIGHT TO REVISE MERGER. First Merchants may, at any time, change the method of effecting the Merger if and to the extent First Merchants deems such change to be desirable, including, without limitation, to provide for the merger of Jay Financial and a wholly-owned subsidiary of First Merchants; provided, however, that no such change, modification or amendment shall (a) alter or change the amount or kind of consideration to be received by the shareholders of Jay Financial specified in Section 3 hereof as a result of the Merger, (ii) adversely affect the tax treatment to the shareholders of Jay Financial, or (iii) materially impede or delay receipt of any approvals referred to in this Agreement or the consummation of the transactions contemplated by this Agreement.


                                      SECTION 2

                                 EFFECT OF THE MERGER

     Upon the Merger becoming effective:

     2.01. GENERAL DESCRIPTION. The separate existence of Jay Financial shall cease and the Continuing Company shall possess all of the assets of Jay Financial including all of the issued and outstanding shares of capital stock of the Bank and all of its rights, privileges, immunities, powers, and franchises and shall be subject to and assume all of the duties and liabilities of Jay Financial.

     2.02. NAME, OFFICES, AND MANAGEMENT. The name of the Continuing Company shall continue to be "First Merchants Corporation." Its principal banking office shall be located at 200 E. Jackson Street, Muncie, Indiana. The Board of Directors of the Continuing Company, until such time as their successors have been elected and qualified, shall consist of the current


                                     Ex. 10(h)-2

Board of Directors of First Merchants. The officers of First Merchants immediately prior to the Effective Date shall continue as the officers of the Continuing Company.

     2.03. CAPITAL STRUCTURE. The amount of capital stock of the Continuing Company shall not be less than the capital stock of First Merchants immediately prior to the Effective Date increased by the amount of capital stock issued in accordance with Section 3 hereof.

     2.04. ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and Bylaws of the Continuing Company shall be those of First Merchants immediately prior to the Effective Date until the same shall be further amended as provided by law.

     2.05. ASSETS AND LIABILITIES. The title to all assets, real estate and other property owned by First Merchants and Jay Financial shall vest in the Continuing Company without reversion or impairment. All liabilities of Jay Financial shall be assumed by the Continuing Company.

     2.06. ADDITIONAL ACTIONS. If, at any time after the Effective Date, the Continuing Company shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Continuing Company its right, title or interest in, to or under any of the rights, properties or assets of Jay Financial or the Bank, or (b) otherwise carry out the purposes of this Agreement, Jay Financial and the Bank and their respective officers and directors shall be deemed to have granted to the Continuing Company an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in the Continuing Company and otherwise to carry out the purposes of this Agreement, and the officers and directors of the Continuing Company are authorized in the name of Jay Financial or the Bank or otherwise to take any and all such action.


                                      SECTION 3

                                 CONSIDERATION TO BE
                     DISTRIBUTED TO SHAREHOLDERS OF JAY FINANCIAL

     3.01. CONSIDERATION. Upon and by reason of the Merger becoming effective, the shareholders of Jay Financial of record on the Effective Date who have not dissented to the Merger in accordance with Indiana Code Section 23-1-44, as amended, shall be entitled to receive eight and 94454/100,000 (8.94454) shares of First Merchants common stock for each share of Jay Financial common stock held (the "Conversion Ratio"). The Conversion Ratio shall be subject to adjustment as set forth in Sections 3.03 and 3.04 hereof.


                                     Ex. 10(h)-3

     3.02. NO FRACTIONAL FIRST MERCHANTS COMMON SHARES. Certificates for fractional shares of common stock of First Merchants shall not be issued in respect of fractional interests arising from the Conversion Ratio. Each Jay Financial shareholder who would otherwise have been entitled to a fraction of a First Merchants share, upon surrender of all of his/her certificates representing Jay Financial common shares, shall be paid in cash (without interest) in an amount equal to the fraction of the average of the closing price of First Merchants common stock as quoted by NASDAQ for the five (5) business days preceding the Effective Date. No such shareholder of Jay Financial shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     3.03. RECAPITALIZATION. If, between the date of this Agreement and the Effective Date, First Merchants issues a stock dividend with respect to its shares of common stock, combines, subdivides, or splits up its outstanding shares or takes any similar recapitalization action, then the number of shares of First Merchants common stock into which each outstanding Jay Financial share will be converted under Section 3.01 hereof shall be adjusted so that each Jay Financial shareholder shall receive such number of First Merchants shares as represents the same percentage of outstanding shares of First Merchants common stock at the Effective Date as would have been represented by the number of shares such shareholder would have received if the recapitalization had not occurred.

     3.04.     CONVERSION RATIO ADJUSTMENT.

          (a) As used in this Section 3.04, the term "First Merchants Average Price" shall mean the average of the daily closing prices of the common stock of First Merchants as reported in The Wall Street Journal (Midwest Edition) for the ten (10) NASDAQ trading days preceding the fifth (5th) calendar day prior to the Closing (the "Determination Date"). The First Merchants Average Price shall be appropriately and proportionately adjusted to reflect any share adjustment as contemplated by Section 3.03 hereof.

          (b) Jay Financial may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be less than $34.40; subject, however, to the following two provisions. If Jay Financial elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to First Merchants within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, First Merchants shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $34.40 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If First Merchants makes an election contemplated by the preceding sentence, it shall give prompt written notice to Jay Financial of such election and the revised Conversion


                                     Ex. 10(h)-4

     Ratio, whereupon no termination shall have occurred pursuant to this
     Section 3.04(b) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(b).

          (c) First Merchants may terminate this Agreement if its Board of Directors so determines by a vote of a majority of the members of its entire Board of Directors if the First Merchants Average Price shall be greater than $51.60; subject, however, to the following two provisions. If First Merchants elects to exercise its right of termination pursuant to the immediately preceding sentence, it shall give written notice to Jay Financial within twenty-four (24) hours of the Determination Date. Within two (2) business days after the date of receipt of such notice, Jay Financial shall have the option of adjusting the Conversion Ratio to equal a number equal to a quotient, the numerator of which is the product of $51.60 and the Conversion Ratio (as then in effect) and the denominator of which is the First Merchants Average Price. If Jay Financial makes an election contemplated by the preceding sentence, it shall give prompt written notice to First Merchants of such election and the revised Conversion Ratio, whereupon no termination shall have occurred pursuant to this Section 3.04(c) and this Agreement shall remain in effect in accordance with its terms (except as the Conversion Ratio shall have been so modified), and any references in this Agreement to "Conversion Ratio" shall thereafter be deemed to refer to the Conversion Ratio as adjusted pursuant to this Section 3.04(c).

     3.05.  DISTRIBUTION OF FIRST MERCHANTS COMMON STOCK AND CASH.

          (a) Each share of common stock of First Merchants outstanding immediately prior to the Effective Date shall remain outstanding unaffected by the Merger.

          (b) Following the Effective Date, distribution of stock certificates representing First Merchants common stock and cash payments for fractional shares shall be made by First Merchants to each former shareholder of Jay Financial within ten (10) days of such shareholder's delivery of his/her certificates representing common stock of Jay Financial to the conversion agent, First Merchants Bank (the "Conversion Agent"). Certificates surrendered for exchange by a person who is deemed to be an "affiliate" (as defined in Section 7.06 hereof) of Jay Financial shall not be exchanged until First Merchants has received a written agreement from such affiliate as required pursuant to Section 7.06 hereof. Interest shall not accrue or be payable with respect to any cash payments.

          (c) Following the Effective Date, stock certificates representing Jay Financial common stock shall be deemed to evidence only the right to receive


                                     Ex. 10(h)-5
     ownership of First Merchants common stock (for all corporate purposes other than the payment of dividends) and cash for fractional shares, as applicable. No dividends or other distributions otherwise payable subsequent to the Effective Date on stock of First Merchants shall be paid to any shareholder entitled to receive the same until such shareholder has surrendered his/her certificates for Jay Financial common stock to the Conversion Agent in exchange for certificates representing First Merchants common stock and cash. Upon surrender, there shall be paid to the recordholder of the new certificate(s) evidencing shares of First Merchants common stock the amount of all dividends and other distributions, without interest thereon, withheld with respect to such common stock.

          (d) At or after the Effective Date, there shall be no transfers on the stock transfer books of Jay Financial of any shares of the common stock of Jay Financial. If, after the Effective Date, certificates are presented for transfer to Jay Financial, such certificates shall be cancelled and exchanged for the consideration set forth in Section 3.01 hereof, as adjusted pursuant to the terms of this Agreement.

          (e) First Merchants shall be entitled to rely upon the stock transfer books of Jay Financial to establish the persons entitled to receive cash and shares of common stock of First Merchants, which books, in the absence of actual knowledge by First Merchants of any adverse claim thereto, shall be conclusive with respect to the ownership of such stock.

          (f) With respect to any certificate for shares of Jay Financial common stock which has been lost, stolen, or destroyed, First Merchants shall be authorized to issue common stock to the registered owner of such certificate upon receipt of an affidavit of lost stock certificate, in form and substance satisfactory to First Merchants, and upon compliance by the Jay Financial shareholder with all procedures historically required by Jay Financial in connection with lost, stolen, or destroyed certificates.


                                     SECTION 4

                                DISSENTING SHAREHOLDERS

     Shareholders of Jay Financial shall have the rights accorded to dissenting shareholders under Indiana Code Section 23-1-44, as amended.


                                     Ex. 10(h)-6

                                      SECTION 5

                                 REPRESENTATIONS AND
                             WARRANTIES OF JAY FINANCIAL

     Jay Financial represents and warrants to First Merchants with respect to itself and the Bank as follows: (For the purposes of this Section, a "Disclosure Letter" is defined as a letter referencing Section 5 of this Agreement which shall be prepared and executed by an authorized executive officer of Jay Financial and delivered to and initialed by an authorized executive officer of First Merchants as provided in Section 7.08 hereof.)

     5.01. ORGANIZATION AND AUTHORITY. Jay Financial is a corporation duly organized and validly existing under the laws of the State of Indiana, and the Bank is a national bank duly organized and validly existing under the laws of the United States. Jay Financial and the Bank have the power and authority (corporate and other) to conduct their respective businesses in the manner and by the means utilized as of the date hereof. Jay Financial's only subsidiary is the Bank, and the Bank has no subsidiaries. The Bank is subject to primary federal regulatory supervision and regulation by the Office of the Comptroller of the Currency.

     5.02.  AUTHORIZATION.

          (a) Jay Financial has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of Jay Financial, enforceable in accordance with its terms except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under Jay Financial's Articles of Incorporation or By-Laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign, state or local law, statute, ordinance, rule, regulation or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment, to which Jay Financial or the Bank is subject or bound, the result of which would materially affect the business or financial condition of Jay Financial or the Bank; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of Jay Financial or the Bank; (iv) terminate or give any person, corporation or entity, the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment to which Jay


                                     Ex. 10(h)-7

     Financial or the Bank is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, Jay Financial or the Bank is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by Jay Financial of the transactions contemplated by this Agreement.

     5.03.  CAPITALIZATION.

          (a) As of June 30, 1998, Jay Financial had 500,000 shares of Class A voting common stock authorized, no par value per share, 64,234 shares of which were issued and outstanding, and 40,000 shares of Class B non-voting common stock authorized, no par value per share, 17,666 shares of which were issued and outstanding, for an aggregate number of shares of common stock issued and outstanding of 81,900 shares. Such issued and outstanding shares of Jay Financial common stock have been duly and validly authorized by all necessary corporate action of Jay Financial, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders. Jay Financial has no intention or obligation to authorize or issue additional shares of its common stock.
     Jay Financial has not authorized the issuance of any other class of stock. On a consolidated basis as of June 30, 1998, Jay Financial had total capital of $14,282,735.38, which consisted of voting common stock of $64,234.00, nonvoting common stock of $17,666.00, capital surplus of $775,244.44, and retained earnings of $13,455,462.35.

          (b) As of June 30, 1998, the Bank had 40,000 shares of common stock authorized, $5 par value per share, all of which shares were issued and outstanding to Jay Financial. Such issued and outstanding shares of Bank common stock have been duly and validly authorized by all necessary corporate action of the Bank, are validly issued, fully paid and nonassessable, and have not been issued in violation of any preemptive rights of any Bank shareholders. All the issued and outstanding shares of Bank common stock are owned by Jay Financial free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and preemptive rights and of all other rights of any other person, corporation or entity with respect thereto. As of June 30, 1998, the Bank had total capital of $13,984,368, which consisted of common stock of $200,000, capital surplus of $3,010,000, and retained earnings of $10,804,239.


                                     Ex. 10(h)-8

          (c) There are no options, commitments, calls, agreements, understandings, arrangements or subscription rights regarding the issuance, purchase or acquisition of capital stock, or any securities convertible into or representing the right to purchase or otherwise receive the capital stock or any debt securities, of Jay Financial or the Bank by which Jay Financial or the Bank is or may become bound. Neither Jay Financial or the Bank has any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of its respective outstanding shares of capital stock.

          (d) Except as set forth in the Disclosure Letter, no person or entity beneficially owns 5% or more of Jay Financial's outstanding shares of common stock.

          (e) Neither Jay Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance and neither Jay Financial nor the Bank will take any action that would prevent the Merger from qualifying for pooling-of-interests accounting treatment.

     5.04. ORGANIZATIONAL DOCUMENTS. The respective Articles of Incorporation or Association and By-Laws of Jay Financial and the Bank have been delivered to First Merchants and represent true, accurate and complete copies of such corporate documents of Jay Financial and the Bank in effect as of the date of this Agreement.

     5.05. COMPLIANCE WITH LAW. Neither Jay Financial nor the Bank has engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of Jay Financial could result, in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially affect the business, prospects, condition (financial or otherwise) or results of operations of Jay Financial or the Bank. Jay Financial and the Bank possess all licenses, franchises, permits and other authorizations necessary for the continued conduct of their respective businesses without material interference or interruption and such licenses, franchises, permits and authorizations shall be transferred to First Merchants on the Effective Date without any restrictions or limitations thereon or the need to obtain any consents of third parties. All agreements and understandings with, and all orders and directives of, all regulatory agencies or government authorities with respect to the business or operations of Jay Financial or the Bank, including all correspondence, communications and commitments related thereto, are set forth in the Disclosure Letter. The Bank has received no inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act or any laws with respect to the protection of the environment or the rules and regulations promulgated thereunder.


                                     Ex. 10(h)-9

     5.06. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by Jay Financial or the Bank to First Merchants in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by Jay Financial or the Bank with respect to their businesses, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and for the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein not misleading.

     5.07. LITIGATION AND PENDING PROCEEDINGS. Except as set forth in the Disclosure Letter, there are no claims of any kind, nor any action, suits, proceedings, arbitrations or investigations pending or to the knowledge of Jay Financial or the Bank threatened in any court or before any government agency or body, arbitration panel or otherwise (nor does Jay Financial or the Bank have any knowledge of a basis for any claim, action, suit, proceeding, arbitration or investigation) against, by or materially adversely affecting Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets, or which would prevent the performance of this Agreement or declare the same unlawful or cause the rescission hereof. There are no material uncured violations, or violations with respect to which material refunds or restitutions may be required, cited in any compliance report to Jay Financial or the Bank as a result of an examination by any regulatory agency or body.

     5.08.  FINANCIAL STATEMENTS.

          (a) Jay Financial's consolidated balance sheets as of the end of the three fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended (hereinafter collectively referred to as the "Financial Information") present fairly the consolidated financial condition or position of Jay Financial as of the respective dates thereof and the consolidated results of operations of Jay Financial for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis.

          (b) All loans reflected in the Financial Information and which have been made, extended or acquired since June 30, 1998, (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) to the extent that the Bank has a security


                                     Ex. 10(h)-10
     interest in collateral or a mortgage securing such loans, are secured by perfected security interests or mortgages naming the Bank as the secured party or mortgagee, except for such unperfected security interests or mortgages naming the Bank as secured party or mortgagee which, on an individual loan basis, would not materially adversely affect the value of any such loan and the recovery of payment on any such loan if the Bank is not able to enforce any such security interest or mortgage.

     5.09. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general or as set forth in the Disclosure Letter, since June 30, 1998, no events or conditions of any character, whether actual, threatened or contemplated, have occurred, or, to the knowledge of Jay Financial, can reasonably be expected to occur, which materially adversely affect Jay Financial's or the Bank's business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, Jay Financial's or the Bank's business to be conducted in a materially less profitable manner than prior to June 30, 1998.

     5.10. ABSENCE OF UNDISCLOSED LIABILITIES. Neither Jay Financial nor the Bank is a party to any agreement, contract, obligation, commitment, arrangement, liability, lease or license which individually exceeds $10,000 per year or which may not be terminated within one year from the date of this Agreement, except as set forth in the Disclosure Letter and except for unfunded loan commitments made in the ordinary course of the Bank's business consistent with past practices, nor to the knowledge of Jay Financial does there exist any circumstances resulting from transactions effected or to be effected or events which have occurred or may occur or from any action taken or omitted to be taken which could reasonably be expected to result in any such agreement, contract, obligation, commitment, arrangement, liability, lease or license.

     5.11.  TITLE TO ASSETS.

          (a) Except as set forth in the Disclosure Letter, Jay Financial and the Bank have good and marketable title in fee simple absolute to all personal property reflected in the June 30, 1998 Financial Information, good and marketable title to all other properties and assets which Jay Financial or the Bank purport to own, good and marketable title to or right to use by terms of any lease or contract all other property used in Jay Financial's or the Bank's business, and good and marketable title to all property and assets acquired since June 30, 1998, free and clear of all mortgages, liens, pledges, restrictions, security interests, charges, claims or encumbrances of any nature.

          (b) All furniture, fixtures, machinery, equipment, computer software and hardware, and all other tangible personal property owned or used by Jay Financial or the Bank, including any such items leased as a lessee, are in good working order and free of known defects, subject only to normal wear and tear. The operation by Jay


                                     Ex. 10(h)-11

     Financial or the Bank of such properties and assets is in compliance with all applicable laws, ordinances, rules and regulations of any governmental authority having jurisdiction over such use.

     5.12.  LOANS AND INVESTMENTS.

          (a) Except as set forth in the Disclosure Letter, there is no loan of the Bank in excess of $10,000 that has been classified by bank regulatory examiners as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss," nor is there any loan of the Bank in excess of $10,000 that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectibility. The Bank's loan watch list and all loans in excess of $10,000 that the Bank's management has determined to be ninety (90) days or more past due with respect to principal or interest or has placed on nonaccrual status are set forth in the Disclosure Letter.

          (b) Each of the reserves and allowances for possible loan losses and the carrying value for real estate owned which are shown on the Financial Information is, in the opinion of Jay Financial and the Bank, adequate in all material respects under the requirements of generally accepted accounting principles applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such Financial Information.

          (c) Except as set forth in the Disclosure Letter, none of the investments reflected in the Financial Information and none of the investments made by Jay Financial or the Bank since June 30, 1998 is subject to any restrictions, whether contractual or statutory, which materially impairs the ability of Jay Financial or the Bank to dispose freely of such investment at any time. Except as set forth in the Disclosure Letter, neither Jay Financial nor the Bank are a party to any repurchase agreements with respect to securities.

     5.13.  EMPLOYEE BENEFIT PLANS.

          (a) The Disclosure Letter contains a list identifying each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), which (i) is subject to any provision of ERISA, and (ii) is maintained, administered or contributed to by Jay Financial or the Bank and covers any employee, director or former employee or director of Jay Financial or the Bank under which Jay Financial or the Bank has any liability. Copies of such plans (and, if applicable, related trust agreements or insurance contracts) and all amendments thereto and written interpretations thereof have been furnished to First Merchants together with the three most recent annual reports prepared in connection with any such plan and the current summary plan descriptions. Such plans are hereinafter referred to individually


                                     Ex. 10(h)-12
     as an "Employee Plan" and collectively as the "Employee Plans." The Employee Plans which individually or collectively would constitute an "employee pension benefit plan" as defined in Section 3(2) of ERISA are identified in the list referred to above.

          (b) The Employee Plans comply with and have been operated in accordance with all applicable laws, regulations, rulings and other requirements the breach or violation of which could materially affect Jay Financial, the Bank, or an Employee Plan. Each Employee Plan has been administered in substantial conformance with such requirements and all reports and information required with respect to each Employee Plan has been timely given.

          (c) No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, for which no statutory or administrative exemption exists, and no "reportable event," as defined in Section 4043(b) of ERISA, has occurred with respect to any Employee Plan. Neither Jay Financial nor the Bank has any liability to the Pension Benefit Guaranty Corporation ("PBGC"), to the Internal Revenue Service ("IRS"), to the Department of Labor ("DOL") or to an employee or Employee Plan beneficiary under Section 502 of ERISA.

          (d) To the best knowledge of Jay Financial and the Bank, no "fiduciary," as defined in Section (3)(21) of ERISA, of an Employee Plan has failed to comply with the requirements of Section 404 of ERISA.

          (e) Each of the Employee Plans which is intended to be qualified under Code Section 401(a) has been amended to comply in all material respects with the applicable requirements of the Code, including the Tax Reform Act of 1986, the Revenue Act of 1987, the Technical and Miscellaneous Revenue Act of 1988, the Omnibus Budget Reconciliation Act of 1989, the Revenue Reconciliation Act of 1990, the Tax Extension Act of 1991, the Unemployment Compensation Amendments of 1992, the Omnibus Budget Reconciliation Act of 1993, and the Retirement Protection Act of 1994 and any rules, regulations or other requirements promulgated thereunder (the "Acts"). In addition, each such Employee Plan has been and is being operated in substantial conformance with the applicable provisions of ERISA and the Code, as amended by the Acts. Except as set forth in the Disclosure Letter, Jay Financial and/or the Bank, as applicable, sought and received favorable determination letters from the IRS within the applicable remedial amendment periods under Code Section 401(b), and has furnished to First Merchants copies of the most recent IRS determination letters with respect to any such Employee Plan.

           (f)  No Employee Plan owns any security of Jay Financial or the Bank.


                                     Ex. 10(h)-13

          (g) No Employee Plan has incurred an "accumulated funding deficiency," as determined under Code Section 412 and ERISA Section 302.

          (h) No Employee Plan has been terminated or incurred a partial termination (either voluntarily or involuntarily).

          (i) No claims against an Employee Plan, Jay Financial or the Bank, with respect to an Employee Plan, (other than normal benefit claims) have been asserted or threatened.

          (j) There is no contract, agreement, plan or arrangement covering any employee, director or former employee or director of Jay Financial or the Bank that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G or
     Section 162(a)(1) of the Code.

          (k) To the best knowledge of Jay Financial and the Bank, no event has occurred that would cause the imposition of the tax described in Code
     Section 4980B. To the best knowledge of Jay Financial and the Bank, all requirements of ERISA Section 601 have been met.

          (l) The Disclosure Letter contains a list of each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not an Employee Plan, (ii) was entered into, maintained or contributed to, as the case may be, by Jay Financial or the Bank and (iii) covers any employee, director or former employee or director of Jay Financial or the Bank. Such contracts, plans and arrangements as are described above, copies or descriptions of all of which have been furnished previously to First Merchants, are hereinafter referred to collectively as the "Benefit Arrangements." Each of the Benefit Arrangements has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangements.

          (m) Except for (i) COBRA health care continuation coverage obligations of the Bank, and (ii) the Bank's obligation to pay for the cost of individual lifetime health care insurance coverage for one retiree which arose out of an acquisition by the Bank in 1988, neither Jay Financial nor the Bank has any present or future liability in respect of post-retirement health and medical benefits for former employees or directors of Jay Financial or the Bank.


                                     Ex. 10(h)-14

          (n) Except as set forth in the Disclosure Letter, there has been no amendment to, written interpretation or announcement (whether or not written) by Jay Financial or the Bank relating to, or change in employee participation or coverage under, any Employee Plan or Benefit Arrangement which would increase materially the expense of maintaining such Employee Plans or Benefit Arrangements above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1997.

          (o) For purposes of this Section 5.13, references to Jay Financial or the Bank are deemed to include (i) all predecessors of Jay Financial or the Bank, (ii) any subsidiary of Jay Financial or the Bank, (iii) all members of any controlled group (as determined under Code Section 414(b) or (c)) that includes Jay Financial or the Bank, and (iv) all members of any affiliated service group (as determined under Code Section 414(m) or (n)) that includes Jay Financial or the Bank.

     5.14 OBLIGATIONS TO EMPLOYEES. Except as set forth in the Disclosure Letter, all accrued obligations and liabilities of Jay Financial and the Bank, whether arising by operation of law, by contract or by past custom, for payments to trust or other funds, to any government agency or body or to any individual director, officer, employee or agent (or his heirs, legatees or legal representative) with respect to unemployment compensation or social security benefits and all pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation rights or profit sharing plan, any employment, deferred compensation, consultant, bonus or collective bargaining agreement or group insurance contract or other incentive, welfare or employee benefit plan or agreement maintained by Jay Financial or the Bank for their current or former directors, officers, employees and agents have been and are being paid to the extent required by law or by the plan or contract, and adequate actuarial accruals and/or reserves for such payments have been and are being made by Jay Financial or the Bank in accordance with generally accepted accounting and actuarial principles, except where the failure to pay any such accrued obligations or liabilities or to maintain adequate accruals and/or reserves for payment thereof would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All obligations and liabilities of Jay Financial and the Bank, whether arising by operation of law, by contract, or by past custom, for all forms of compensation which are or may be payable to their current or former directors, officers, employees or agents have been and are being paid, and adequate accruals and/or reserves for payment therefor have been and are being made in accordance with generally accepted accounting principles, except where the failure to pay any such obligations and liabilities or to maintain adequate accruals and/or reserves for ayment thereof would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets. All accruals and reserves referred to in this Section
5.14 are correctly and accurately reflected and accounted for in the books, statements and records of Jay Financial and the Bank, except where the failure to


                                     Ex. 10(h)-15
correctly and accurately reflect and account for such accruals and reserves would not materially adversely affect Jay Financial or the Bank or their respective businesses, prospects, conditions (financial or otherwise), results of operations or assets.

     5.15. TAXES, RETURNS AND REPORTS. Jay Financial and the Bank have (a) duly filed all federal, state, local and foreign tax returns of every type and kind required to be filed as of the date hereof, and each return is true, complete and accurate in all material respects; (b) paid in all materials respects all taxes, assessments and other governmental charges due or claimed to be due upon them or any of their income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). Except for taxes not yet due and payable, the reserve for taxes on the Financial Information is adequate to cover all of Jay Financial's and the Bank's tax liabilities (including, without limitation, income taxes and franchise fees) that may become payable in future years with respect to any transactions consummated prior to June 30, 1998. Neither Jay Financial nor the Bank has or will have, any liability for taxes of any nature for or with respect to the operation of their business, including the assets of any subsidiary, from June 30, 1998 up to and including the Effective Date, except to the extent reflected on their Financial Information or on financial statements of Jay Financial or the Bank subsequent to such date and as set forth in the Disclosure Letter. Neither Jay Financial nor the Bank is currently under audit by any state or federal taxing authority. Except as set forth in the Disclosure Letter, neither the federal, state, or local tax returns of Jay Financial or the Bank have been audited by any taxing authority during the past five (5) years.

     5.16. DEPOSIT INSURANCE. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation ("FDIC") in accordance with the Federal Deposit Insurance Act, and the Bank has paid all premiums and assessments with respect to such deposit insurance.

     5.17. REPORTS. Since January 1, 1995, each of Jay Financial and the Bank have timely filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Federal Reserve Board, (ii) the Office of the Comptroller of the Currency, (iii) the FDIC, and (iv) any federal, state, municipal or local government, securities, banking, environmental, insurance and other governmental or regulatory authority, and the agencies and staffs thereof (collectively, the "Regulatory Authorities"), having jurisdiction over the affairs of either Jay Financial or the Bank. All such reports filed by Jay Financial and the Bank complied in all material respects with all the rules and regulations promulgated by the applicable Regulatory Authorities and are true, accurate and complete and were prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis. There is no unresolved violation, criticism or exception by any of the Regulatory Authorities with respect to any report or statement filed by, or any examinations of, Jay Financial or the Bank.

     5.18. ABSENCE OF DEFAULTS. Neither Jay Financial nor the Bank is in violation of its charter documents or By-Laws or in default under any material agreement, commitment,


                                     Ex. 10(h)-16
arrangement, lease, insurance policy or other instrument, whether entered into in the ordinary course of business or otherwise and whether written or oral, and there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default.

     5.19. TAX AND REGULATORY MATTERS. Neither Jay Financial nor the Bank has taken or agreed to take any action or has any knowledge of any fact or circumstance that would (i) prevent the transactions contemplated hereby from qualifying as a reorganization within the meaning of Section 368 of the Code or
(ii) materially impede or delay receipt of any regulatory approval required for consummation of the transactions contemplated by this Agreement.

     5.20.  REAL PROPERTY.

          (a) The legal description of each parcel of real property owned by Jay Financial or the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by Jay Financial or the Bank for disposition as required by law) is set forth in the Disclosure Letter under the heading of "Owned Real Property" (such real property being herein referred to as the "Owned Real Property"). The legal description of each parcel of real property leased by Jay Financial or the Bank is also set forth in the Disclosure Letter under the heading of "Leased Real Property" (such real property being herein referred to as the "Leased Real Property"). Jay Financial shall update the Disclosure Letter within ten (10) days after acquiring or leasing any real property after the date hereof. Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the "Real Property."

          (b) There is no pending action involving Jay Financial or the Bank as to the title of or the right to use any of the Real Property.

          (c) Neither Jay Financial nor the Bank has any interest in any other real property except interests as a mortgagee, and except for any real property acquired in foreclosure or in lieu of foreclosure and being held for disposition as required by law.

          (d) None of the buildings, structures or other improvements located on the Real Property encroaches upon or over any adjoining parcel of real estate or any easement or right-of-way or "setback" line and all such buildings, structures and improvements are located and constructed in conformity with all applicable zoning ordinances and building codes.

          (e) None of the buildings, structures or improvements located on the Real Property are the subject of any official complaint or notice by any governmental authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or condemnation


                                     Ex. 10(h)-17
     action or proceeding pending, or, to the best knowledge of Jay Financial, threatened, with respect to any such building, structure or improvement. The Real Property is in good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities. The Real Property has been used and operated in compliance with all applicable laws, statutes, rules, regulations and ordinances applicable thereto.

          (f) Except as may be reflected in the Financial Information or with respect to such easements, liens, defects or encumbrances as do not individually or in the aggregate materially adversely affect the use or value of the Owned Real Property, Jay Financial and the Bank have, and at the Closing Date will have, good and marketable title to their respective Owned Real Property.

          (g) Neither Jay Financial nor the Bank has caused or allowed the generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance with all applicable federal, state and local laws and regulations. "Toxic Substance" means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.

          (h) Except as disclosed in the Disclosure Letter, there are no underground storage tanks located on, in or under any Owned Real Property. Neither Jay Financial nor the Bank own or operate any underground storage tank at any Leased Real Property.

          (i) The Real Property is not "property" within the definition of Indiana Code 13-11-2-174. Neither Jay Financial nor the Bank is required to provide a "disclosure document" to First Merchants as a result of the Merger pursuant to the Indiana Responsible Property Transfer Law (I.C.
     Section 13-25-3-1 ET SEQ.).

          (j) There are no mechanic's or materialman's liens against the Real Property, and no unpaid claims for labor performed, materials furnished or services rendered in connection with constructing, improving or repairing the Real Property in respect of which liens may or could be filed against the Real Property.

     5.21. BROKER'S OR FINDER'S FEES. Except as set forth in the Disclosure Letter, no agent, broker or other person acting on behalf of Jay Financial or the Bank or under any authority of Jay Financial or the Bank is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto,


                                     Ex. 10(h)-18
other than attorneys' or accountants' fees, in connection with any of the transactions contemplated by this Agreement.

     5.22. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Jay Financial and the Bank contained in this Section 5 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     5.23. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 5 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter Jay Financial and the Bank and all directors, officers and employees of Jay Financial and the Bank shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                     SECTION 6

                                 Representations and
                            WARRANTIES OF FIRST MERCHANTS

     First Merchants hereby represents and warrants to Jay Financial as follows:

     6.01. ORGANIZATION AND QUALIFICATION. First Merchants is a corporation organized and existing under the laws of the State of Indiana and has the corporate power and authority to conduct its business in the manner and by the means utilized as of the date hereof.

     6.02.  AUTHORIZATION.

          (a) First Merchants has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder subject to certain required regulatory approvals. The Agreement, when executed and delivered, will have been duly authorized and will constitute a valid and binding obligation of First Merchants, enforceable in accordance with its terms, except to the extent limited by insolvency, reorganization, liquidation, readjustment of debt, or other laws of general application relating to or affecting the enforcement of creditor's rights.

          (b) Neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, does or will (i) conflict with, result in a breach of, or constitute a default under First Merchant's Articles of Incorporation or By-laws; (ii) conflict with, result in a breach of, or constitute a default under any federal, foreign,


                                     Ex. 10(h)-19
     state, or local law, statute, ordinance, rule, regulation, or court or administrative order or decree, or any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment, to which First Merchants is subject or bound, the result of which would materially affect the business or financial condition of First Merchants; (iii) result in the creation of or give any person, corporation or entity, the right to create any lien, charge, claim, encumbrance, security interest, or any other rights of others or other adverse interest upon any right, property or asset of First Merchants; (iv) terminate or give any person, corporation or entity the right to terminate, amend, abandon, or refuse to perform any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment to which First Merchants is a party or by which First Merchant is subject or bound; or (v) accelerate or modify, or give any party thereto the right to accelerate or modify, the time within which, or the terms according to which, First Merchants is to perform any duties or obligations or receive any rights or benefits under any note, bond, indenture, mortgage, security agreement, contract, arrangement, or commitment.

          (c) Other than in connection or in compliance with the provisions of the Bank Holding Company Act of 1956, federal and state securities laws, and applicable Indiana banking and corporate statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by First Merchants of the transactions contemplated by this Agreement.

     6.03.  CAPITALIZATION.

          (a) As of June 30, 1998, First Merchants had 20,000,000 shares of common stock authorized, no par value, of which 6,697,656 shares were issued and outstanding. Such issued and outstanding shares of First Merchants common stock have been duly and validly authorized by all necessary corporate action of First Merchants, are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights of any shareholders.

          (b) First Merchants has 500,000 shares of Preferred Stock authorized, no par value, no shares of which have been issued and no commitments exist to issue any of such shares.

          (c) The shares of First Merchants' common stock to be issued pursuant to the Merger will be fully paid, validly issued and nonassessable.

     6.04. ORGANIZATIONAL DOCUMENTS. The Articles of Incorporation and By-laws of First Merchants in force as of the date hereof have been delivered to Jay Financial. The documents


                                     Ex. 10(h)-20
delivered by it represent complete and accurate copies of the corporate documents of First Merchants in effect as of the date of this Agreement.

     6.05. ACCURACY OF STATEMENTS. Neither this Agreement nor any report, statement, list, certificate or other information furnished or to be furnished by First Merchants to Jay Financial in connection with this Agreement or any of the transactions contemplated hereby (including, without limitation, any information which has been or shall be supplied by First Merchants with respect to its business, operations and financial condition for inclusion in the proxy statement and registration statement relating to the Merger) contains or shall contain (in the case of information relating to the proxy statement at the time it is mailed and to the registration statement at the time it becomes effective) any untrue statement of a material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

     6.06. COMPLIANCE WITH LAW. First Merchants has not engaged in any activity nor taken or omitted to take any action which has resulted or, to the knowledge of First Merchants, could result in the violation of any local, state, federal or foreign law, statute, rule, regulation or ordinance or of any order, injunction, judgment or decree of any court or government agency or body, the violation of which could materially adversely affect the business, prospects, condition (financial or otherwise) or results of operations of First Merchants. First Merchants possesses all licenses, franchises, permits and other authorizations necessary for the continued conduct of its business without material interference or interruption. There are no agreements or understandings with, nor any orders or directives of, any regulatory agencies or government authorities, which would have a material adverse effect on the consolidated financial position of First Merchants. First Merchants has received no written inquiries from any regulatory agency or government authority relating to its compliance with the Bank Secrecy Act, the Truth-in-Lending Act or the Community Reinvestment Act.

     6.07. FINANCIAL STATEMENTS. First Merchants consolidated balance sheets as of the end of the three (3) fiscal years ended December 31, 1995, 1996 and 1997 and the six months ended June 30, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for the years or period then ended present fairly the consolidated financial condition or position of First Merchants as of the respective dates thereof and the consolidated results of operations of First Merchants for the respective periods covered thereby and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis. All required regulatory reports have been filed by First Merchants with its primary federal regulator during 1998, 1997, 1996 and 1995, and all of such reports are true, accurate and complete in all material respects and have been prepared in conformity with generally accepted regulatory accounting principles applied on a consistent basis.

     6.08. ABSENCE OF CERTAIN CHANGES. Except for events and conditions relating to the business environment in general, since June 30, 1998, no events or conditions of any


                                     Ex. 10(h)-21
character, whether actual, threatened or contemplated, have occurred, or can reasonably be expected to occur, which materially adversely affect First Merchants consolidated business, prospects, conditions (financial or otherwise), assets or results of operations or which have caused, or can reasonably be expected to cause, First Merchants business, on a consolidated basis, to be conducted in a materially less profitable manner than prior to June 30, 1998.

     6.09. FIRST MERCHANTS SECURITIES AND EXCHANGE COMMISSION FILINGS. First Merchants has filed all reports and other documents required to be filed by it under the Securities Exchange Act of 1934 and the Securities Act of 1933, including First Merchants' Annual Report on Form 10-K for the year ended December 31, 1997, and Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, copies of which have previously been delivered to Jay Financial.

     6.10. BRING DOWN OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of First Merchants contained in this Section 6 shall be true, accurate and correct on and as of the Effective Date except as affected by the transactions contemplated by and specified within the terms of this Agreement.

     6.11. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained in this Section 6 shall expire on the Effective Date or the earlier termination of this Agreement, and thereafter First Merchants and all directors, officers and employees of First Merchants shall have no further liability with respect thereto unless a court of competent jurisdiction should determine that any misrepresentation or breach of a warranty was willfully or intentionally made or is deemed to be fraudulent.


                                    SECTION 7

                           COVENANTS OF JAY FINANCIAL

     Jay Financial covenants and agrees with First Merchants, and covenants and agrees to cause the Bank to act, as follows:

     7.01. SHAREHOLDER APPROVAL. Jay Financial shall submit this Agreement to its shareholders for approval at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of Jay Financial at the earliest possible reasonable date, and the Board of Directors of Jay Financial shall recommend to the shareholders of Jay Financial that such shareholders approve this Agreement. The Board of Directors of Jay Financial shall use its best efforts to obtain any vote of its shareholders necessary for the approval of this Agreement.


                                     Ex. 10(h)-22

     7.02. OTHER APPROVALS. Jay Financial and the Bank shall proceed expeditiously, cooperate fully and use their best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

     7.03.  CONDUCT OF BUSINESS.

          (a) On and after the date of this Agreement and until the Effective Date or until this Agreement shall be terminated as herein provided, neither Jay Financial nor the Bank shall, without the prior written consent of First Merchants, (i) make any material changes in their capital structure; (ii) authorize a class of stock or issue, or authorize the issuance of, stock other than or in addition to the outstanding stock as set forth in Section 5.03 hereof; (iii) declare, distribute or pay any dividends on their shares of common stock, or authorize a stock split, or make any other distribution to their shareholders, except for (a) the payment by Jay Financial prior to the Effective Date of customary quarterly cash dividends on its common stock in October, 1998, December, 1998, and April, 1999, which dividends shall not exceed fifty cents ($.50) per share, respectively, provided that Jay Financial shall not pay any such dividend during the fiscal quarter in which the Merger shall become effective and in which Jay Financial shareholders will become entitled to receive dividends on the shares of First Merchants into which the shares of Jay Financial have been converted or in any subsequent fiscal quarter, and
     (b) the payment by the Bank to Jay Financial of dividends to pay Jay Financial's expenses of operations and its business and payment of fees and expenses incurred in connection with the transactions contemplated by this Agreement; (iv) merge, combine or consolidate with or sell their assets or any of their securities to any other person, corporation or entity, effect a share exchange or enter into any other transaction not in the ordinary course of business; (v) incur any liability or obligation, make any commitment, payment or disbursement, enter into any contract, agreement, understanding or arrangement or engage in any transaction, or acquire or dispose of any property or asset having a fair market value in excess of $10,000.00 (except for personal or real property acquired or disposed of in connection with foreclosures on mortgages or enforcement of security interests and loans made or sold by the Bank in the ordinary course of business); (vi) subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance;
     (vii) promote or increase or decrease the rate of compensation (except for promotions and non-material increases in the ordinary course of business and in accordance with past practices) or enter into any agreement to promote or increase or decrease the rate of compensation of any director, officer or employee of Jay Financial or the Bank; (viii) execute, create, institute, modify or amend any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or


                                     Ex. 10(h)-23
     depreciation right or profit sharing plans, any employment, deferred compensation, consultant, bonus or collective bargaining agreement, group insurance contract or other incentive, welfare or employee benefit plan or agreement for current or former directors, officers or employees of Jay Financial or the Bank, change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefit or any other fringe or employee benefits other than as required by law or regulatory authorities; (ix) amend their Articles of Incorporation or By-Laws from those in effect on the date of this Agreement; (x) modify, amend or institute new employment policies or practices, or enter into, renew or extend any employment or severance agreements with respect to any present or former Jay Financial or Bank directors, officers or employees; (xi) give, dispose, sell, convey, assign, hypothecate, pledge, encumber or otherwise transfer or grant a security interest in any common stock of the Bank; (xii) fail to make additions to the Bank's reserve for loan losses, or any other reserve account, in the ordinary course of business and in accordance with sound banking practices;
     (xiii) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity; and
     (xiv) agree in writing or otherwise to take any of the foregoing actions.

          (b) Jay Financial and the Bank shall maintain, or cause to be maintained, in full force and effect insurance on its properties and operations and fidelity coverage on its directors, officers and employees in such amounts and with regard to such liabilities and hazards as customarily are maintained by other companies operating similar businesses.

          (c) Jay Financial and the Bank shall continue to give to First Merchants and its employees, accountants, attorneys and other authorized representatives reasonable access during regular business hours and other reasonable times to all their premises, properties, statements, books and records.

     7.04. PRESERVATION OF BUSINESS. On and after the date of this Agreement and until the Effective Date or until this Agreement is terminated as herein provided, Jay Financial and the Bank each shall (a) carry on their business diligently, substantially in the same manner as heretofore conducted, and in the ordinary course of business; (b) use their best efforts to preserve their business organizations intact, to keep their present officers and employees and to preserve their present relationship with customers and others having business dealings with them; and (c) not do or fail to do anything which will cause a material breach of, or material default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which they are a party or by which they are or may be subject or bound.


                                     Ex. 10(h)-24

     7.05. OTHER NEGOTIATIONS. Except with the prior written approval of First Merchants, on and after the date of this Agreement and until the Effective Date, Jay Financial and the Bank shall not, and shall not permit or authorize their respective directors, officers, employees, agents or representatives to, directly or indirectly, initiate, solicit, encourage, or engage in discussions or negotiations with, or provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of capital stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock), tender offer, acquisition of control of Jay Financial or the Bank or similar transaction involving Jay Financial or the Bank (all such transactions hereinafter referred to as an "Acquisition Transaction"). Jay Financial and the Bank shall promptly communicate to First Merchants the terms of any proposal, written or oral, which either may receive with respect to an Acquisition Transaction and any request by or indication of interest on the part of any third party with respect to initiation of any Acquisition Transaction or discussion with respect thereto.

     7.06. RESTRICTIONS REGARDING AFFILIATES. Jay Financial shall, within thirty (30) days after the date of this Agreement and promptly thereafter until the Effective Date to reflect any changes or upon the request of First Merchants, provide First Merchants with a list identifying each person who may reasonably be deemed to be an "affiliate" of Jay Financial within the meaning of such term as used in Rule 145 under the Securities Act of 1933, as amended (the "1933 Act"). Each director, executive officer and other person who is an "affiliate" of Jay Financial for purposes of the 1933 Act shall deliver to First Merchants, at least thirty-one (31) days prior to the Effective Date, a written agreement, in form and substance satisfactory to counsel to First Merchants, regarding compliance by each such person with (i) the provisions of such Rule 145, and (ii) the requirements of Accounting Principles Board Opinion No. 16 regarding the disposition of shares (or reduction of risk with respect thereto) of Jay Financial common stock during the thirty (30) days preceding the Effective Date, or First Merchants common stock until such time as financial results covering at least thirty (30) days of post-Merger operations have been published.

     7.07. PRESS RELEASE. Neither Jay Financial nor the Bank shall issue any press releases or make any other public announcements or disclosures relating to the Merger without the prior approval of First Merchants.

     7.08. DISCLOSURE LETTER. Within five (5) business days after the date of execution of this Agreement by both First Merchants and Jay Financial, Jay Financial shall deliver to First Merchants the Disclosure Letter referenced in
Section 5 hereof in complete form containing all required information as of the date of this Agreement along with copies of all documents, instruments, and agreements referenced in the Disclosure Letter. Upon receipt of the Disclosure Letter, First Merchants shall have the opportunity to review the Disclosure Letter and all documents, instruments, and agreements provided therewith and conduct such


                                     Ex. 10(h)-25
additional due diligence and review of Jay Financial and the Bank as First Merchants deems necessary. Within ten (10) business days after receipt by First Merchants of the Disclosure Letter from Jay Financial, First Merchants shall have the right to either (i) accept the complete Disclosure Letter by having an authorized executive officer of First Merchants initial the Disclosure Letter and delivering an initialed copy to Jay Financial, or (ii) provide Jay Financial with written notice of termination of this Agreement by First Merchants in accordance with the terms of Section 10.01(j) hereof. In the event the Disclosure Letter is accepted by First Merchants, Jay Financial shall thereafter promptly supplement, amend and update monthly and as of the Effective Date the Disclosure Letter with respect to any matters hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the Disclosure Letter.

     7.09 CONFIDENTIALITY. Jay Financial and the Bank shall use their best efforts to cause their respective officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by them from First Merchants, unless such information (i) was already known to Jay Financial and the Bank, (ii) becomes available to Jay Financial and the Bank from other sources, (iii) is independently developed by Jay Financial and the Bank, (iv) is disclosed outside of Jay Financial and the Bank with and in accordance with the terms of prior written approval of First Merchants, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. Jay Financial and the Bank further agree that in the event this Agreement is terminated, it will return to First Merchants all information obtained by Jay Financial and the Bank regarding First Merchants, including all copies made of such information by Jay Financial and the Bank. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     7.10 COOPERATION. Jay Financial shall generally cooperate with First Merchants and its officers, employees, attorneys, accountants and other agents, and, generally, do such other acts and things in good faith as may be reasonable, necessary or appropriate to timely effectuate the intents and purposes of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (i) Jay Financial shall cooperate and assist First Merchants in preparation of and/or filing of all regulatory applications, the registration statement for registration of First Merchants' shares, and all other documentation required to be prepared for consummation of the Merger and obtaining all necessary approvals, and (ii) Jay Financial shall furnish First Merchants with all information concerning itself and the Bank that First Merchants may request in connection with the preparation of the documentation referenced above. Prior to the Closing (as defined in Section 12 hereof), Jay Financial agrees to disclose to First Merchants any fact or matter that comes to the attention of Jay Financial that might indicate that any of the representations or warranties of Jay Financial may be untrue, incorrect, or misleading in any material respect.


                                     Ex. 10(h)-26

     7.11. ENVIRONMENTAL REPORTS. Jay Financial, at its sole cost and expense, shall provide to First Merchants, as soon as reasonably practical, but not later than thirty (30) days after the date hereof, a report of a phase one environmental investigation on all real property owned, leased or operated by Jay Financial or the Bank as of the date hereof (but excluding space in retail and similar establishments leased by Jay Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property) and within ten (10) days after the acquisition or lease of any real property acquired or leased by Jay Financial or the Bank after the date hereof (but excluding space in retail and similar establishments leased by Jay Financial or the Bank for automatic teller machines or bank branch facilities where the space leased comprises less than 20% of the total space leased to all tenants of such property). If required by the phase one investigation in First Merchants' reasonable opinion, Jay Financial shall provide to First Merchants, within thirty (30) days of such request, a report of a phase two investigation on properties requiring such additional study. First Merchants shall have fifteen
(15) business days from the receipt of any such phase one or phase two investigation report to notify Jay Financial of any dissatisfaction with the contents of such report. Should the cost of taking all remedial or other corrective actions and measures (i) required by applicable law or reasonable likely to be required by applicable law, or (ii) recommended or suggested by such report or reports as prudent in light of serious life, health or safety concerns, in the aggregate, exceed the sum of $250,000 as reasonably estimated by an environmental expert retained for such purpose by First Merchants and reasonably acceptable to Jay Financial, or if the cost of such actions and measures cannot be so reasonably estimated by such expert to be such amount or less wit any reasonable degree of certainty, then First Merchants shall have the right for a period of fifteen (15) business days following receipt of such estimate or indication that the cost of such actions and measures cannot be so reasonably estimated to terminate this Agreement by providing written notice of such termination to Jay Financial.

     7.12. LETTER TO JAY FINANCIAL SHAREHOLDERS. Within two (2) business days after execution of this Agreement by Jay Financial and First Merchants, Jay Financial shall deposit in the United States mail a letter to each of the shareholders of record of Jay Financial as of the date of execution of this Agreement informing each shareholder about the execution of this Agreement and the proposed Merger. The terms of such letter to the shareholders of Jay Financial shall be in a form mutually agreed to by First Merchants and Jay Financial.


                                     Ex. 10(h)-27

                                     SECTION 8

                             COVENANTS OF FIRST MERCHANTS

     First Merchants covenants and agrees with Jay Financial as follows:

     8.01. APPROVALS. First Merchants shall proceed expeditiously, cooperate fully and use its best efforts to procure upon reasonable terms and conditions all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement. First Merchants shall provide Jay Financial with copies of proposed regulatory filings in connection with the Merger and afford Jay Financial the opportunity to offer comment on the filings before filing. The approval of the shareholders of First Merchants of the transactions contemplated by this Agreement is not required.

     8.02.  EMPLOYEE BENEFIT PLANS.

          (a) COVERAGE UNDER FIRST MERCHANTS' PLANS. No later than January 1, 2000, First Merchants will cover the Bank's employees under any tax-qualified retirement plan First Merchants maintains for its employees, provided that such an employee meets the applicable participation requirements, in lieu of the Bank's current tax-qualified retirement plan. Until that time, the Bank's current tax-qualified retirement plan will be maintained at the same level, with respect to benefit accruals, provided for on the Effective Date. Following the Effective Date, the Bank employees will otherwise receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to those employees by Jay Financial or the Bank on the Effective Date. For purposes of determining a Jay Financial or Bank employee's eligibility and vesting service under a First Merchant's employee benefit plan that the employee is permitted to enter, service with Jay Financial or the Bank will be treated as service with First Merchants; provided, however, that service with Jay Financial or the Bank shall not be treated as service with First Merchants for purposes of benefit accrual.

          (b) COVERAGE UNDER FIRST MERCHANTS' HEALTH PLAN. Those employees of the Bank who become covered by the health plan sponsored by First Merchants under the provisions of subsection (a) and who are, at such time, subject to an eligibility waiting period due to a pre-existing condition exclusion or limitation under the Bank's health plan which also constitutes a pre-existing condition exclusion or limitation under the health plan sponsored by First Merchants shall receive credit towards the satisfaction under the First Merchants health plan of any waiting period imposed with respect to such pre-existing condition exclusion or limitation.


                                     Ex. 10(h)-28

          (c) CONTINUATION OF THE BANK'S DEFERRED COMPENSATION PLANS. From and after the Effective Date, First Merchants shall use its best efforts to continue or cause the Bank to continue, in accordance with their respective terms, the nonqualified deferred compensation plans sponsored by Jay Financial and the Bank for the benefit of the members of the Board of Directors of Jay Financial and the Bank and the employees of the Bank, provided such plans do not require additional cash contributions or benefit accruals by the Bank or First Merchants beyond what has been contributed or earned in terms of an accrued benefit as of the Effective Date. First Merchants reserves the right, however, to amend any and all such plans so as to prevent any new employees or directors of the Bank or Jay Financial from becoming eligible thereunder.

     8.03. FIRST MERCHANTS BOARD OF DIRECTORS. First Merchants shall cause all necessary action to be taken to cause the current President of the Bank, Barry Hudson, to either (i) be nominated for election as a member of the First Merchants' Board of Directors for a three (3)-year term at the first annual meeting of the shareholders of First Merchants following the Effective Date or
(ii) to be appointed as a member of the First Merchants' Board of Directors at the next meeting of the First Merchants' Board of Directors following the Effective Date to serve until the first annual meeting of the shareholders of First Merchants following the Effective Date and then to be nominated for election as a member of the First Merchants' Board of Directors for a three
(3)-year term at the first annual meeting of the shareholders of First Merchants following the Effective Date, whichever can be effected first depending on the timing of the occurrence of the Effective Date.

     8.04. PRESS RELEASE. Except as required by law, First Merchants shall not issue any press release to any national wire service relating solely to the Merger without the prior approval of Jay Financial.

     8.05. CONFIDENTIALITY. First Merchants shall, and shall use its best efforts to cause its officers, employees, and authorized representatives to, hold in strict confidence all confidential data and information obtained by it from Jay Financial or the Bank, unless such information (i) was already known to First Merchants, (ii) becomes available to First Merchants from other sources,
(iii) is independently developed by First Merchants, (iv) is disclosed outside of First Merchants with and in accordance with the terms of prior written approval of Jay Financial or the Bank, or (v) is or becomes readily ascertainable from public or published information or trade sources or public disclosure of such information is required by law or requested by a court or other governmental agency, commission, or regulatory body. First Merchants further agrees that in the event this Agreement is terminated, it will return to Jay Financial all information obtained by First Merchants regarding Jay Financial or the Bank, including all copies made of such information by First Merchants. This provision shall survive the Effective Date or the earlier termination of this Agreement.


                                     Ex. 10(h)-29

     8.06. COVENANTS REGARDING THE BANK. Upon consummation of the Merger, the Bank shall be a national bank organized under the laws of the United States and the officers and directors of the Bank in office immediately prior to the consummation of the Merger shall be the officers and directors of the Bank at the Effective Date subject to the provisions of the Bank's Articles of Association and By-Laws. Thereafter, the Bank directors who desire to continue to serve in that capacity shall do so for at least the remainder of the one (1) year terms to which they have been elected. The Bank directors will be subject to First Merchants' policy of mandatory retirement at age seventy (70); provided, however, the policy of mandatory retirement will not apply to any of the Bank's current directors until twelve (12) months after the Effective Date. First Merchants intends to continue to operate the Bank as an operating subsidiary of First Merchants under the name "The First National Bank of Portland" with no changes in the number or locations of branches.


                                      SECTION 9

                          CONDITIONS PRECEDENT TO THE MERGER

     The obligation of each of the parties hereto to consummate the transactions contemplated by this Agreement is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Date:

     9.01. SHAREHOLDER APPROVAL. The shareholders of Jay Financial shall have approved, ratified and confirmed this Agreement as required by applicable law.

     9.02. REGISTRATION STATEMENT EFFECTIVE. First Merchants shall have registered its shares of common stock to be issued to shareholders of Jay Financial in accordance with this Agreement with the Securities and Exchange Commission pursuant to the 1933 Act, and all state securities and "blue sky" approvals and authorizations required to offer and sell such shares shall have been received by First Merchants. The registration statement with respect thereto shall have been declared effective by the Securities and Exchange Commission and no stop order shall have been issued or threatened.

     9.03. TAX OPINION. The parties shall have obtained an opinion of counsel, which shall be in form and content satisfactory to counsel for all parties hereto, to the effect that the Merger effected pursuant to this Agreement shall constitute a tax-free transaction (except to the extent cash or boot is received) to each party hereto and to the shareholders of each party. Such opinion shall be based upon factual representations received by such counsel from the parties, which representations may take the form of written certifications.


                                     Ex. 10(h)-30

     9.04. AFFILIATE AGREEMENTS. First Merchants and the Bank shall have obtained (a) from Jay Financial, a list identifying each affiliate of Jay Financial and (b) from each affiliate of Jay Financial, the agreements contemplated by Section 7.06 hereof.

     9.05. REGULATORY APPROVALS. The Board of Governors of the Federal Reserve System and the Indiana Department of Financial Institutions shall have authorized and approved the Merger and the transactions related thereto. In addition, all appropriate orders, consents, approvals and clearances from all other regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the transactions contemplated by this Agreement shall have been obtained.

     9.06. OFFICER'S CERTIFICATE. First Merchants and Jay Financial shall have delivered to each other a certificate signed by their Chairman or President and their Secretary, dated the Effective Date, certifying that (a) all the representations and warranties of their respective corporations are true, accurate and correct on and as of the Effective Date; (b) all the covenants of their respective corporations have been complied with from the date of this Agreement through and as of the Effective Date; and (c) their respective corporations have satisfied and fully complied with all conditions necessary to make this Agreement effective as to them.

     9.07. FAIRNESS OPINION. Jay Financial shall have obtained an opinion from an investment banker of its choosing to the effect that the terms of the Merger are fair to the shareholders of Jay Financial from a financial viewpoint. Such opinion shall be (a) in form and substance reasonably satisfactory to Jay Financial, (b) dated as of a date not later than the mailing date of the Proxy Statement relating to the Merger and (c) included in the Proxy Statement.

     9.08. POOLING OF INTERESTS. First Merchants shall have obtained from its independent accountants, Olive, LLC, a letter stating that, based upon their review of such documents and information which they deemed relevant, such firm is currently unaware of any reason why the Merger cannot be accounted for as a "pooling of interests."

     9.09. NO JUDICIAL PROHIBITION. Neither Jay Financial, the Bank nor First Merchants shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger.

     9.10. CHANGE OF CONTROL AGREEMENTS. First Merchants shall have offered Change of Control Agreements to Barry Hudson and Jim Meinerding.


                                     Ex. 10(h)-31

                                     SECTION 10

                                TERMINATION OF MERGER

     10.01. MANNER OF TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Effective Date by written notice delivered by First Merchants to Jay Financial or by Jay Financial to First Merchants only for the following reasons:

          (a) By Jay Financial or First Merchants, if there has been a material misrepresentation, a breach of warranty or a failure to comply with any covenant on the part of any party in the representations, warranties, and covenants set forth herein; provided that the party in default shall have no right to terminate for its own default;

          (b) By Jay Financial or First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of commencement or threat of material litigation or proceedings against any of the parties;

          (c) By Jay Financial or First Merchants, if the financial condition, business, assets, or results of operations of the other party shall have been materially and adversely changed from that in existence at June 30, 1998;

          (d) By Jay Financial or First Merchants, if the transaction contemplated herein has not been consummated by April 30, 1999 (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (e) By First Merchants if any of the items, events or information set forth in any update to the Disclosure Letter has had or may have a material adverse effect on the financial condition, results of operations, business, or prospects of Jay Financial or the Bank;

          (f) By First Merchants or Jay Financial if, in the opinion of counsel to First Merchants or Jay Financial, the Merger will not constitute a tax-free reorganization under the Code;

          (g) By First Merchants if the Merger cannot be accounted for as a "pooling of interests";

          (h) By First Merchants or Jay Financial pursuant to their respective termination rights set forth in Section 3.04 hereof;


                                     Ex. 10(h)-32

          (i) By First Merchants pursuant to its termination rights set forth in Section 7.11 hereof; or

          (j) By First Merchants, if it shall determine in its sole discretion that the transactions contemplated by this Agreement have become inadvisable or impracticable by reason of any matters disclosed in the Disclosure Letter received by First Merchants in accordance with Section
     7.08 hereof or contained in any of the documents, instruments or agreements referenced in the Disclosure Letter.

     10.02. EFFECT OF TERMINATION. Upon termination by written notice, as provided in this Section, this Agreement shall be void and of no further force or effect and there shall be no obligation on the part of Jay Financial or First Merchants or their respective officers, directors, employees, agents, or shareholders, except for payment of their respective expenses and performance of their respective obligations under Sections 7.09 and 8.05.


                                     SECTION 11

                               EFFECTIVE DATE OF MERGER

     Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective at the close of business on the day specified in the Articles of Merger of Jay Financial with and into First Merchants as filed with the Secretary of State of the State of Indiana (the "Effective Date"). The Effective Date shall occur no later than the last business day of the month in which any waiting period following the last approval of the Merger by a state or federal regulatory agency or governmental authority expires.


                                      SECTION 12

                                       CLOSING

     12.01. CLOSING DATE AND PLACE. The closing of the Merger (the "Closing") shall take place at the main office of First Merchants on the Effective Date or at such other place as mutually agreed to by First Merchants and Jay Financial.

     12.02. ARTICLES OF MERGER. Subject to the provisions of this Agreement, on the Effective Date, the Articles of Merger shall be duly filed with the Secretary of State of the State of Indiana.


                                     Ex. 10(h)-33

     12.03. OPINIONS OF COUNSEL. At the Closing, Jay Financial shall deliver an opinion of its counsel, Krieg DeVault Alexander & Capehart, to First Merchants, and First Merchants shall deliver an opinion of its counsel, Bingham Summers Welsh & Spilman, to Jay Financial, dated as of the date of the Closing. The form of such opinions shall be as mutually agreed to by the parties hereto and their respective counsel.

                                     SECTION 13

                                   MISCELLANEOUS

     13.01. EFFECTIVE AGREEMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but none of the provisions thereof shall inure to the benefit of any other person, firm, or corporation whomsoever, except as expressly applied to the officers and directors of First Merchants and Jay Financial. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned or transferred by either party hereto without the prior written consent of the other party.

     13.02.  WAIVER; AMENDMENT.

          (a) First Merchants and Jay Financial may, by an instrument in writing executed in the same manner as this Agreement: (i) extend the time for the performance of any of the covenants or agreements of the other party under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other party contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other party of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to terminate this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder.

          (b) Notwithstanding the prior approval by the shareholders of Jay Financial, this Agreement may be amended, modified or supplemented by the written agreement of Jay Financial and First Merchants without further approval of such shareholders, except that no such amendment, modification or supplement shall result in a decrease in the consideration specified in
     Section 3 hereof or shall materially adversely affect the rights of the shareholders of Jay Financial without the further approval of such shareholders.


                                     Ex. 10(h)-34

     13.03. NOTICES. Any notice required or permitted by this Agreement shall be deemed to have been duly given if delivered in person, receipted for or sent by certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to First Merchants:             With a copy to:

     200 E. Jackson Street, Box 792     Bingham Summers Welsh & Spilman
     Muncie, IN  47305                  2700 Market Tower
     Attn:  Stefan S. Anderson,         10 West Market Street
       President and Chief Executive    Indianapolis, Indiana  46204-2982
       Officer                          Attn:  David R. Prechtel, Esq.

     If to Jay Financial:               With a copy to:

     112 West Main Street                Krieg DeVault Alexander & Capehart
     P.O. Box 1089                       One Indiana Square, Suite 2800
     Portland, IN 47371                  Indianapolis, Indiana  46204
     Attn:  Barry Hudson, President      Attn:  Michael E. Williams, Esq.

or to such substituted address as any of them have given to the other in writing. Notwithstanding the foregoing, all notices required to be given pursuant to Sections 3.04(b) and 3.04(c) hereof shall be given in the time periods specified in such sections by either hand delivery or facsimile transmission to the specified parties.

     13.04. HEADINGS. The headings in this Agreement have been inserted solely for the ease of reference and should not be considered in the interpretation or construction of this Agreement.

     13.05. SEVERABILITY. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein.

     13.06. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. In addition, this Agreement and the documents to be delivered hereunder may be executed by the parties hereto either manually or by facsimile signatures, each of which shall constitute an original signature.

     13.07. GOVERNING LAW. This Agreement is executed in and shall be construed in accordance with the laws of the State of Indiana.


                                     Ex. 10(h)-35

     13.08. ENTIRE AGREEMENT. This Agreement supersedes any other agreement, whether oral or written, between First Merchants and Jay Financial relating to the matters contemplated hereby, and constitutes the entire agreement between the parties hereto.

     13.09. EXPENSES. First Merchants and Jay Financial shall each pay their own expenses incidental to the transactions contemplated hereby. It is understood that the cost of the fairness opinion referenced in Section 9.07 shall be borne by Jay Financial whether or not the Merger is consummated. This provision shall survive the Effective Date or the earlier termination of this Agreement.

     IN WITNESS WHEREOF, First Merchants and Jay Financial have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.


                                    FIRST MERCHANTS CORPORATION
ATTEST:

/s/ Larry R. Helms                  By: /s/ Stefan S. Anderson
-------------------------------        ---------------------------------------
Larry R. Helms, Secretary              Stefan S. Anderson, President and Chief
                                       Executive Officer



                                    JAY FINANCIAL CORPORATION
ATTEST:

/s/ Stephen Myron                   By: /s/ Barry Hudson
-------------------------------        ---------------------------------------
Stephen Myron, M.D., Secretary         Barry Hudson, Presiden


                                     Ex. 10(h)-36